EXHIBIT (D)(7)

[B.C. Ziegler and Company Letterhead]

May 31, 2005

Ms. Amy S. Croen, CFA Principal, Co-president Geneva Capital Management Ltd. 250 East Wisconsin Ave., Suite 1050 Milwaukee, WI 53202	David G. Stoeffel President The North Track Funds, Inc. 250 East Wisconsin Ave., Suite 2000 Milwaukee, WI 53202

Re:	Sub-Advisory Agreement regarding the Geneva Growth Fund

Dear Amy and Dave:

Effective June 1, 2005, B.C. Ziegler and Company will transfer many of its investment advisory activities to Ziegler Capital Management, LLC (“ZCM”), a newly formed subsidiary of The Ziegler Companies, Inc. ZCM was established in order to provide a dedicated Ziegler entity focused on investment advisory activities. There will be no change of personnel associated with this transfer. The B.C. Ziegler employees involved in investment advisory activities will be moved to ZCM.

As part of this reorganization, the investment advisory contract between The North Track Funds, Inc. and B.C. Ziegler and Company has been assigned to ZCM by the North Track Board of Directors. Accordingly, the Sub-Advisory Agreement dated January 1, 1999 among The North Track Funds, Inc., B.C. Ziegler and Company and Geneva Capital Management Ltd. (the “Sub-Advisory Agreement”) must be assigned to ZCM as well. ZCM will assume all rights and responsibilities of B.C. Ziegler and Company as a result of this assignment.

To confirm your acceptance of the assignment of the Sub-Advisory Agreement to ZCM, please sign this letter in the space below and return it in the enclosed stamped envelope. Please keep the enclosed copy of the letter for your records.

If you have any questions about the assignment of this agreement, please feel free to contact me at (414) 978-6452. We look forward to continuing to work with you through Ziegler Capital Management, LLC.

Sincerely,

/s/ Brian K. Andrew

Brian K. Andrew
Senior Managing Director and Chief Investment Officer
B.C. Ziegler and Company

EXHIBIT (D)(7)

By signing below, the assignment of the Sub-Advisory Agreement from B.C. Ziegler and Company to Ziegler Capital Management, LLC is approved:

GENEVA CAPITAL MANAGEMENT, LTD.

By:  /s/ Amy S. Croen

Name: Amy S. Croen
Its: Co-President

Date: 6/1/05

THE NORTH TRACK FUNDS, INC.

By:  /s/ David G. Stoeffel

David G. Stoeffel, President

Date: 5/31/05